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Ingersoll-Rand CFO Tim McLevish to Leave Company

Hamilton, Bermuda, August 29, 2007--Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that Timothy R. McLevish, senior vice president and chief financial officer, will leave the company on September 30, 2007, to become chief financial officer for Kraft Foods Inc.

McLevish has been Ingersoll Rand’s CFO since May 2002, with overall responsibilities that have included control, tax, treasury, audit services, investor relations, information technology, strategic planning and business development.

"As a senior member of Ingersoll Rand’s leadership team, Tim has been instrumental in helping to strengthen our company," said Herbert L. Henkel, chairman, president and chief executive officer. "We expect to announce Tim’s successor prior to his departure from Ingersoll Rand. On a personal note, I thank Tim for his support and counsel over the past five years, and wish him continued success.”

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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2007.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.